NEW ISSUE: Bank of Montreal’s Contingent Risk Absolute Return Buffer Notes Linked to the Least Performing of Two Reference Assets These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Bank of Montreal Issuer: $1,000 (and $1,000 increments thereafter) Minimum Investment: ELN - 4597 Issue: 06376EW57 CUSIP: REFERENCE ASSET The S&P 500 ® Index (Bloomberg symbol: “SPX”) The NASDAQ - 100 Index ® (Bloomberg symbol: “NDX”) Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 285508 | July 28, 2025 This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated July 25, 2025, the Product Supplement dated March 25, 2025, the Prospectus Supplement dated March 25, 2025, and to the Prospectus dated March 25, 2025. DATES July 31, 2025 Offering Period Closes: On or about July 31, 2025 Pricing Date: On or about August 05, 2025 Settlement Date: On or about August 02, 2028 Valuation Date: On or about August 07, 2028 Maturity Date: Approximately 3 years Term: INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential for a positive return based on either an increase in the level of the Reference Assets or a slight decline in the level of the Reference Assets, subject to the Maximum Redemption Amount and the Maximum Downside Redemption Amount. As such, the no tes may be suitable for investors with a slightly bullish or slightly bearish view of the Reference Assets over the term of the notes. The performance of the n ote s may not be consistent with the investment objective. TERMS 100.00% Upside Leverage Factor: 48.70% Maximum Return: $1,487.00 Maximum Redemption Amount: $1,200.00 Maximum Downside Redemption Amount: With respect to each Reference Asset, its closing level on the Pricing Date. Initial Level: With respect to each Reference Asset, 80.00% of its Initial Level. Buffer Level: 20.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Least Performing Re ference Asset does not decrease by more than 20.00% over the term of the notes. If the Final Level of the Least Performing Reference Asset is less t han its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 80.00% of the principal amount of y our notes. Buffer Percentage: With respect to each Reference Asset, its closing level on the Valuation Date. Final Level: If the Percentage Change of the Least Performing Reference Asset is positive and the Percentage Change multiplied by the Upsi de Leverage Factor is greater than or equal to the Maximum Return, then the amount that the investors will receive at maturity for each $1,000 in p rin cipal amount of the notes will equal the Maximum Redemption Amount. If the Percentage Change of the Least Performing Reference Asset is positive and the Percentage Change multiplied by the Upsi de Leverage Factor is less than the Maximum Return, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset x Upside Leverage Factor)] If the Percentage Change of the Least Performing Reference Asset is less than or equal to zero and the Final Level of the Lea st Performing Reference Asset is greater than or equal to its Buffer Level, then the amount that investors will receive at maturity for each $1,000 i n p rincipal amount of the notes will equal: $1,000 + ($1,000 × - 1 × Percentage Change of the Least Performing Reference Asset) In this case, subject to our credit risk, investors will receive a positive return on the notes up to the Maximum Downside Re dem ption Amount, even though the price of the Least Performing Reference Asset has declined since the Pricing Date. If the Percentage Change of the Least Performing Reference Asset is less than zero and the Final Level of the Least Performin g R eference Asset is less than its Buffer Level, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the no tes will equal: $1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset + Buffer Percentage)] In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Least Performing Reference As set declines from its Initial Level in excess of the Buffer Percentage. You may lose a significant portion of the principal amount of your notes. Payment at Maturity: The Reference Asset with the lowest Percentage Change. Least Performing Reference Asset: With respect to each Reference Asset, the quotient, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Percentage Change:

2 Investors in these notes could lose a substantial portion of their investment at maturity if there has been a decline in the market value of the Reference Assets and the Final Level of any Reference Asset is less than its Buffer Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Principal at Risk: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to 80% of the principal amount of your notes. If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level in excess of the Buffer Percentage. • The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the Least Performing Reference Asset. • Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the levels of the Reference Assets. • Your participation in any negative performance of the Reference Assets is limited by the Maximum Downside Redemption Amount. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • Your return on the notes will be determined solely by reference to the Least Performing Reference Asset, even if any other Reference Assets perform better. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • Owning the notes is not the same as a hypothetical direct investment in the Reference Assets or a security directly linked to the Reference Assets. • You will not have any shareholder rights and will have no right to receive any shares of any company included in a Reference Asset at maturity. • We have no affiliation with any index sponsor and will not be responsible for any index sponsor's actions. • Changes that affect the Reference Assets will affect the market value of the notes and the amount you will receive at maturity. Adjustments to the Reference Asset could adversely affect the notes. The sponsor of the Reference Asset may make adjustments, discontinue or suspend calculations or publication of that Reference Asset, or discontinue of suspend maintenance of that Reference Asset at any time. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. • You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. • An investment in the notes is subject to risks associated with foreign securities markets. Selected Risk Considerations:

3 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Upside Leverage Factor of 100.00%, a hypothetical Buffer Level of 80.00 (80.00% of the hypothetical Initial Level), a hypothetical Maximum Return of 48.70%, a hypothetical Maximum Redemption Amount of $1,487.00, a hypothetical Maximum Downside Redemption Amount of $1,200.00 and a range of hypothetical Final Levels and the effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. You may lose some or a significant portion of the principal amount at maturity. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes.

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated July 25, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated July 25 , 2025: https://www.sec.gov/Archives/edgar/data/927971/000183988225040531/bmo4597_fwp - 22317.htm • Product Supplement dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925004741/g324250424b2.htm • Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 4